  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1997
                                                       Registration No. 33-92290
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               _________________
                                POST-EFFECTIVE
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               _________________

                         CONCENTRA MANAGED CARE, INC.
                (AS THE SUCCESSOR ENTITY TO OCCUSYSTEMS, INC.)
            (Exact name of registrant as specified in its charter)

            DELAWARE                                        04-3363415
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification No.)

                                312 UNION WHARF
                         BOSTON, MASSACHUSETTS  02109
         (Address of principal executive offices, including zip code)
                             ____________________

                OCCUSYSTEMS, INC. 1995 LONG-TERM INCENTIVE PLAN

                 FIRST AMENDED AND RESTATED OCCUSYSTEMS, INC.
                STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

          OCCUSYSTEMS, INC. STOCK OPTION AGREEMENTS DESCRIBED HEREIN

                           (Full title of the plan)

                               DONALD J. LARSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         CONCENTRA MANAGED CARE, INC.
                                312 UNION WHARF
                         BOSTON, MASSACHUSETTS  02109
                                (617) 367-2163
           (Name, address and telephone number of agent for service)

                                   copy to:

                              RICHARD A. PARR II
                 EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                         CONCENTRA MANAGED CARE, INC.
                               3010 LBJ FREEWAY
                                   SUITE 400
                             DALLAS, TEXAS  75234
                                (972) 484-2700

================================================================================

                               EXPLANATORY NOTE

     On August 29, 1997, OccuSystems, Inc., a Delaware corporation ("OccuSystems"), merged (the "Merger"), with and into Concentra Managed Care, Inc., a Delaware corporation (the "Registrant"), pursuant to an Agreement and Plan of Reorganization (the "Reorganization Agreement") dated as of April 21, 1997, by and among the Registrant, OccuSystems and CRA Managed Care, Inc., a Massachusetts corporation. Pursuant to the terms of the Reorganization Agreement, (a) the Registrant assumed each outstanding option to purchase common stock, par value $.01 per share, of OccuSystems ("OccuSystems Common Stock") granted under the OccuSystems, Inc. 1995 Long-Term Incentive Plan, the First Amended and Restated OccuSystems, Inc. Stock Option and Restricted Stock Purchase Plan and the OccuSystems, Inc. Stock Option Agreements filed as exhibits hereto, and (b) the assumed options became exercisable for common stock, par value $.01 per share, of the Registrant ("Concentra Common Stock") at an exchange ratio of one share of Concentra Common Stock for each share of OccuSystems Common Stock. The Registrant is filing this Post-Effective Amendment to reflect the assumption by the Registrant of each such option to purchase OccuSystems Common Stock and the conversion of the options to purchase OccuSystems Common Stock into options to purchase Concentra Common Stock in the Merger.


                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.
          ---------------------------------------

     The following documents have been filed with the Securities and Exchange Commission by the Registrant and are incorporated herein by reference and made a part hereof:

     (a) The Registrant's Registration Statement on Form S-4 (File No. 333-27105) filed on July 31, 1997;

     (b) The Registrant's Current Report on Form 8-K filed on September 11, 1997; and

     (c) The description of the Concentra Common Stock, contained in Item 1 of the Registrant's Registration Statement on Form 8-A filed with the Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") on June 25, 1997 (File No. 0-22751).

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Registrant will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated by reference into this Registration Statement but not delivered herewith. Requests for such documents should be addressed to Concentra Managed Care, Inc., 3010 LBJ Freeway, Suite 400, Dallas, Texas 75234; Attention: Secretary, (972) 481-7507.

ITEM 4.   DESCRIPTION OF SECURITIES.
          -------------------------

     Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.
          --------------------------------------

     Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          -----------------------------------------

     Article Twelfth of the Restated Certificate of Incorporation of the Registrant provides that the Registrant shall indemnify its officers and directors to the maximum extent allowed by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, the Registrant generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful.

     With respect to suits by or in the right of the Registrant, however, indemnification is generally limited to attorney's fees and other expenses and is not available if the person is adjudged to be liable to the Registrant, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant also has the power to purchase and maintain insurance for its directors and officers. Additionally, Article Twelfth of the Restated Certificate of Incorporation provides that, in the event that an officer or director files suit against the Registrant seeking indemnification of liabilities or expenses incurred, the burden will be on the Registrant to prove that the indemnification would not be permitted under the Delaware General Corporation Law.

     The preceding discussion of the Registrant's Restated Certificate of Incorporation and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Registrant's Restated Certificate of Incorporation and Section 145 of the Delaware General Corporation Law.

     The Registrant has entered into indemnity agreements with its directors and officers. Pursuant to such agreements, the Registrant will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Registrant or assumed certain responsibilities at the direction of the Registrant.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.
          -----------------------------------

     Not applicable.

ITEM 8.   EXHIBITS.
          --------

     Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

      4.1 -- OccuSystems, Inc. 1995 Long-Term Incentive Plan (filed as Exhibit No.10.10 to OccuSystems, Inc.'s Registration Statement on Form S-1, File No. 33-79734, and incorporated herein by reference)

      4.2 -- First Amended and Restated OccuSystems, Inc. Stock Option and Restricted Stock Purchase Plan (filed as Exhibit 10.11 to OccuSystems, Inc.'s Registration Statement on Form S-1, File No. 33-79734, and incorporated herein by reference)

     +4.3  --  OccuSystems, Inc. (formerly known as New Intellimed, Inc.) Stock
               Option Agreement, by and between John K. Carlyle and the Registrant, dated September 15, 1991

     +4.4  --  OccuSystems, Inc. (formerly known as New Intellimed, Inc.) Stock
               Option Agreement, by and between Michael H. Cooper and OccuSystems, dated September 15, 1991

     +4.5  --  OccuSystems, Inc. (formerly known as New Intellimed, Inc.) Stock
               Option Agreement, by and between Michael H. Cooper and OccuSystems, dated December 1, 1991

     +4.6  --  OccuSystems, Inc. (formerly known as New Intellimed, Inc.) Stock
               Option Agreement, by and between Richard D. Rehm, M.D. and OccuSystems, dated December 1, 1991

     +4.7  --  OccuSystems, Inc. (formerly known as New Intellimed, Inc.) Stock
               Option Agreement, by and between Gary C. Zigenfus and OccuSystems, dated January 2, 1992

     +4.8  --  OccuSystems, Inc. (formerly known as New Intellimed, Inc.) Stock
               Option Agreement, by and between Priscilla Gayle and OccuSystems, dated February 1, 1992

     +4.9  --  OccuSystems, Inc. (formerly known as New Intellimed, Inc.) Stock
               Option Agreement, by and between Cecil R. Pickens and OccuSystems, dated March 2, 1992

     +4.10 -- OccuSystems, Inc. (formerly known as New Intellimed, Inc.) Stock Option Agreement, by and between David Cummings and OccuSystems, dated April 15, 1992

     +4.11 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Susie Allen and OccuSystems, dated January 3, 1995

     +4.12 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Donna Aronoff and OccuSystems, dated January 3, 1995

     +4.13 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Ruth Barr and OccuSystems, dated January 3, 1995

     +4.14 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Richard Burger, M.D. and OccuSystems, dated January 3, 1995

     +4.15 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Karen Dana and OccuSystems, dated January 3, 1995

     +4.16 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Kim Dyal and OccuSystems, dated January 3, 1995

     +4.17 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Bernardo Fabrega, M.D. and OccuSystems, dated January 3, 1995

     +4.18 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Sharen Franklin and OccuSystems, dated January 3, 1995

     +4.19 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Tony Franklin and OccuSystems, dated January 3, 1995

     +4.20 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Ronald Kienitz, D.O. and OccuSystems, dated January 3, 1995

     +4.21 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Joe Mitchell and OccuSystems, dated January 3, 1995

     +4.22 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Jose Pallares, M.D. and OccuSystems, dated January 3, 1995

     +4.23 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Barry Rowekamp, D.O. and OccuSystems, dated January 3, 1995

     +4.24 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Cheryl Rutter and OccuSystems, dated January 3, 1995

     +4.25 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Dennis Swena, M.D. and OccuSystems, dated January 3, 1995

     +4.26 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Stan Waddell, M.D. and OccuSystems, dated January 3, 1995

     +4.27 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Marika Waidelich and OccuSystems, dated January 3, 1995

     +4.28 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Donald Wright, M.D. and OccuSystems, dated January 3, 1995

     +4.29 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Basil Xavier and OccuSystems, dated January 3, 1995

      5.1  --  Opinion of Richard A. Parr II

     23.1  --  Consent of Arthur Andersen LLP

     23.2  --  Consent of Arthur Andersen LLP

     23.3  --  Consent of Richard A. Parr II (included in his opinion filed as
               Exhibit 5.1 hereto)

     24.1  --  Powers of Attorney (included in signature page hereto)


__________________________
+Previously filed


ITEM 9.   UNDERTAKINGS.
          ------------

     The Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
   Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on the 23rd day of September, 1997.

                         CONCENTRA MANAGED CARE, INC.


                         By: /s/ Richard A. Parr II
                            ---------------------------------------------------
                             Richard A. Parr II Executive Vice President,
                             General Counsel and Secretary

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below authorizes and appoints each of Richard A. Parr II and James M. Greenwood, and each of them severally, acting alone and without the other, as his attorney-in-fact to execute in the name of such person and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the registration for the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate.

       Signature                       Capacity                   Date
       ---------                       --------                   ----

/s/ Donald J. Larson          President and Chief Executive   September 23, 1997
----------------------------  Officer (Principal Executive
    Donald J. Larson               Officer); Director

/s/ Joseph F. Pesce           Executive Vice President Chief  September 23, 1997
----------------------------  Financial Officer and Treasurer
    Joseph F. Pesce            (Principal Financial Officer
                                  and Accounting Officer)

/s/ John K. Carlyle             Chairman of the Board         September 23, 1997
----------------------------         and Director
    John K. Carlyle

/s/ George H. Conrades                 Director               September 23, 1997
----------------------------
    George H. Conrades

/s/ Robert W. O'Leary                  Director               September 23, 1997
----------------------------
    Robert W. O'Leary

/s/ Robert A. Ortenzio                 Director               September 23, 1997
----------------------------
    Robert A. Ortenzio

/s/ Paul B. Queally                    Director               September 23, 1997
----------------------------
    Paul B. Queally

/s/ Mitchell T. Rabkin, M.D.           Director               September 23, 1997
----------------------------
    Mitchell T. Rabkin, M.D.

/s/ Lois E. Silverman                  Director               September 23, 1997
----------------------------
    Lois E. Silverman

                                 EXHIBIT INDEX


    Exhibit    Description of Exhibit
    -------    ----------------------

      4.1 -- OccuSystems, Inc. 1995 Long-Term Incentive Plan (filed as Exhibit No.10.10 to OccuSystems, Inc.'s Registration Statement on Form S-1, File No. 33-79734 and incorporated herein by reference)

      4.2 -- First Amended and Restated OccuSystems, Inc. Stock Option and Restricted Stock Purchase Plan (filed as Exhibit 10.11 to OccuSystems, Inc.'s Registration Statement on Form S-1, File No. 33-79734 and incorporated herein by reference)

     +4.3  --  OccuSystems, Inc. (formerly known as New Intellimed, Inc.) Stock
               Option Agreement, by and between John K. Carlyle and the Registrant, dated September 15, 1991

     +4.4  --  OccuSystems, Inc. (formerly known as New Intellimed, Inc.) Stock
               Option Agreement, by and between Michael H. Cooper and OccuSystems, dated September 15, 1991

     +4.5  --  OccuSystems, Inc. (formerly known as New Intellimed, Inc.) Stock
               Option Agreement, by and between Michael H. Cooper and OccuSystems, dated December 1, 1991

     +4.6  --  OccuSystems, Inc. (formerly known as New Intellimed, Inc.) Stock
               Option Agreement, by and between Richard D. Rehm, M.D. and OccuSystems, dated December 1, 1991

     +4.7  --  OccuSystems, Inc. (formerly known as New Intellimed, Inc.) Stock
               Option Agreement, by and between Gary C. Zigenfus and OccuSystems, dated January 2, 1992

     +4.8  --  OccuSystems, Inc. (formerly known as New Intellimed, Inc.) Stock
               Option Agreement, by and between Priscilla Gayle and OccuSystems, dated February 1, 1992

     +4.9  --  OccuSystems, Inc. (formerly known as New Intellimed, Inc.) Stock
               Option Agreement, by and between Cecil R. Pickens and OccuSystems, dated March 2, 1992

     +4.10 -- OccuSystems, Inc. (formerly known as New Intellimed, Inc.) Stock Option Agreement, by and between David Cummings and OccuSystems, dated April 15, 1992

     +4.11 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Susie Allen and OccuSystems, dated January 3, 1995

     +4.12 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Donna Aronoff and OccuSystems, dated January 3, 1995

     +4.13 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Ruth Barr and OccuSystems, dated January 3, 1995

     +4.14 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Richard Burger, M.D. and OccuSystems, dated January 3, 1995

     +4.15 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Karen Dana and OccuSystems, dated January 3, 1995

     +4.16 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Kim Dyal and OccuSystems, dated January 3, 1995

     +4.17 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Bernardo Fabrega, M.D. and OccuSystems, dated January 3, 1995

     +4.18 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Sharen Franklin and OccuSystems, dated January 3, 1995

     +4.19 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Tony Franklin and OccuSystems, dated January 3, 1995

     +4.20 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Ronald Kienitz, D.O. and OccuSystems, dated January 3, 1995

     +4.21 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Joe Mitchell and OccuSystems, dated January 3, 1995

     +4.22 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Jose Pallares, M.D. and OccuSystems, dated January 3, 1995

     +4.23 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Barry Rowekamp, D.O. and OccuSystems, dated January 3, 1995

     +4.24 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Cheryl Rutter and OccuSystems, dated January 3, 1995

     +4.25 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Dennis Swena, M.D. and OccuSystems, dated January 3, 1995

     +4.26 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Stan Waddell, M.D. and OccuSystems, dated January 3, 1995

     +4.27 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Marika Waidelich and OccuSystems, dated January 3, 1995

     +4.28 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Donald Wright, M.D. and OccuSystems, dated January 3, 1995

     +4.29 -- OccuSystems, Inc. Non-Qualified Stock Option Agreement, by and between Basil Xavier and OccuSystems, dated January 3, 1995

      5.1  --  Opinion of Richard A. Parr II

     23.1  --  Consent of Arthur Andersen LLP

     23.2  --  Consent of Arthur Andersen LLP

     23.3  --  Consent of Richard A. Parr II (included in his opinion filed as
               Exhibit 5.1 hereto)

     24.1  --  Powers of Attorney (included in signature page hereto)

     __________________________
     +Previously filed